CFO Commentary on Third Quarter Fiscal 2023 Results
Q3 Fiscal 2023 Summary

GAAP
($ in millions, except earnings per share)	Q3 FY23	Q2 FY23	Q3 FY22	Q/Q	Y/Y
Revenue	$5,931	$6,704	$7,103	Down 12%	Down 17%
Gross margin	53.6%	43.5%	65.2%	Up 10.1 pts	Down 11.6 pts
Operating expenses	$2,576	$2,416	$1,960	Up 7%	Up 31%
Operating income	$601	$499	$2,671	Up 20%	Down 77%
Net income	$680	$656	$2,464	Up 4%	Down 72%
Diluted earnings per share	$0.27	$0.26	$0.97	Up 4%	Down 72%

Non-GAAP
($ in millions, except earnings per share)	Q3 FY23	Q2 FY23	Q3 FY22	Q/Q	Y/Y
Revenue	$5,931	$6,704	$7,103	Down 12%	Down 17%
Gross margin	56.1%	45.9%	67.0%	Up 10.2 pts	Down 10.9 pts
Operating expenses	$1,793	$1,749	$1,375	Up 3%	Up 30%
Operating income	$1,536	$1,325	$3,386	Up 16%	Down 55%
Net income	$1,456	$1,292	$2,973	Up 13%	Down 51%
Diluted earnings per share	$0.58	$0.51	$1.17	Up 14%	Down 50%

Revenue by Reportable Segments
($ in millions)	Q3 FY23	Q2 FY23	Q3 FY22	Q/Q	Y/Y
Compute & Networking	$3,816	$3,907	$3,011	Down 2%	Up 27%
Graphics	2,115	2,797	4,092	Down 24%	Down 48%
Total	$5,931	$6,704	$7,103	Down 12%	Down 17%

Revenue by Market Platform
($ in millions)	Q3 FY23	Q2 FY23	Q3 FY22	Q/Q	Y/Y
Data Center	$3,833	$3,806	$2,936	Up 1%	Up 31%
Gaming	1,574	2,042	3,221	Down 23%	Down 51%
Professional Visualization	200	496	577	Down 60%	Down 65%
Automotive	251	220	135	Up 14%	Up 86%
OEM and Other	73	140	234	Down 48%	Down 69%
Total	$5,931	$6,704	$7,103	Down 12%	Down 17%

We specialize in markets where our computing platforms can provide tremendous acceleration for applications. These platforms incorporate processors, interconnects, software, algorithms, systems, and services to deliver unique value. Our platforms address four large markets where our expertise is critical: Data Center, Gaming, Professional Visualization, and Automotive.
Revenue
Revenue was $5.93 billion, down 17% from a year ago and down 12% sequentially.
Data Center revenue was up 31% from a year ago and up 1% sequentially. Year-on-year growth was broad-based across U.S. cloud service providers, consumer internet companies and other vertical industries. Sequential growth was impacted by softness in China. We started shipping our flagship H100 data center GPU based on the new Hopper-architecture.
During the third quarter, the U.S. government announced new restrictions on exports of our A100 and H100-based products to China, and any product destined for certain systems or entities in China. These restrictions impacted third-quarter revenue, with the decline largely offset by sales of alternative products into China.
Gaming revenue was down 51% from a year ago and down 23% sequentially, reflecting lower sell-in to partners to help align channel inventory levels with current demand expectations as macro-economic conditions and COVID lockdowns in China continue to weigh on consumer demand. The year-on-year decrease was driven by lower GPU sales for both desktops and laptops; the sequential decline was primarily driven by lower GPU sales for laptops. We believe the recent transition in verifying Ethereum cryptocurrency transactions from proof-of-work to proof-of-stake has reduced the utility of GPUs for cryptocurrency mining. This may have contributed to increased aftermarket sales of our GPUs in certain markets, potentially impacting demand for some of our products, particularly in the low-end.
Professional Visualization revenue was down 65% from a year ago and down 60% sequentially, reflecting lower sell-in to partners to help align channel inventory levels with current demand expectations.
Automotive revenue was up 86% from a year ago and up 14% sequentially, primarily driven by revenue from self-driving solutions.
OEM and Other revenue was down 69% from a year ago and down 48% sequentially. The sequential decline was driven by lower Jetson and notebook OEM sales. Cryptocurrency Mining Processor (CMP) revenue was nominal in the current and prior quarter, and $105 million in the third quarter of fiscal 2022.
Gross Margin

Reconciliation of GAAP to Non-GAAP Gross Margin
($ in millions)	Q3 FY23	Q2 FY23	Q3 FY22
GAAP gross profit	$3,177	$2,915	$4,631
GAAP gross margin	53.6%	43.5%	65.2%
Acquisition-related and other costs	120	121	86
Stock-based compensation expense	32	38	44
Non-GAAP gross profit	$3,329	$3,074	$4,761
Non-GAAP gross margin	56.1%	45.9%	67.0%
GAAP gross margin for the third quarter was down 11.6% and non-GAAP gross margin was down 10.9% from a year earlier, primarily due to a $702 million inventory charge, largely relating to lower Data Center demand in China, partially offset by a warranty benefit of approximately $70 million.
Sequentially, GAAP gross margin was up 10.1% and non-GAAP gross margin was up 10.2%, primarily due to lower inventory charges compared with the second quarter.

The $702 million inventory charge consists of approximately $354 million for inventory on hand and approximately $348 million for inventory purchase obligations in excess of our current demand projections.
Expenses

Reconciliation of GAAP to Non-GAAP Operating Expenses
($ in millions)	Q3 FY23	Q2 FY23	Q3 FY22
GAAP operating expenses	$2,576	$2,416	$1,960
Stock-based compensation expense	(713)	(611)	(515)
Acquisition-related and other costs	(54)	(54)	(70)
Restructuring costs	(16)	—	—
Contributions	—	(2)	—
Non-GAAP operating expenses	$1,793	$1,749	$1,375
GAAP and non-GAAP operating expenses increased primarily due to compensation and data center infrastructure. The year-on-year increase also reflects employee growth.
Other Income & Expense and Income Tax

GAAP OI&E
($ in millions)	Q3 FY23	Q2 FY23	Q3 FY22
Interest income	$88	$46	$7
Interest expense	(65)	(65)	(62)
Gains (losses) from non-affiliated investments	(11)	(7)	20
Other	—	2	2
Total	$12	($24)	($33)

Non-GAAP OI&E
($ in millions)	Q3 FY23	Q2 FY23	Q3 FY22
Interest income	$88	$46	$7
Interest expense	(64)	(64)	(61)
Other	—	2	2
Total	$24	($16)	($52)
GAAP other income and expense (OI&E) includes interest income, interest expense, gains and losses from non-affiliated investments and other. Non-GAAP OI&E excludes the portion of interest expense from the amortization of the debt discount and the gains or losses from non-affiliated investments.
Interest income was $88 million, up from a year ago and sequentially, due to higher interest rates on investments. Net loss from non-affiliated investments was $11 million due to the mark-to-market of publicly traded equity investments and changes in value from our non-affiliated private investments.
GAAP effective tax rate for the third quarter was a benefit of 10.9%, which reflects the foreign derived intangible income deduction, U.S. research tax credit, and excess tax benefits related to stock-based compensation. Non-GAAP effective tax rate was 6.7%.

Balance Sheet and Cash Flow
Cash, cash equivalents and marketable securities were $13.14 billion, down from $19.30 billion a year ago and down from $17.04 billion a quarter ago. The year-on-year and sequential decreases reflect share repurchases and changes in free cash flow.
Accounts receivable was $4.91 billion, compared with $3.95 billion a year ago and $5.32 billion a quarter ago. DSO was 75 days, up from 51 days a year ago and up from 72 days a quarter ago.
Inventory was $4.45 billion, compared with $2.23 billion a year ago and $3.89 billion a quarter ago. Inventory increased sequentially primarily driven by new Data Center and Gaming architecture supply. Outstanding gross inventory purchase and long-term supply obligations were $7.02 billion, up from $6.90 billion a year ago, and down from $9.22 billion a quarter ago. Prepaid supply agreements were $3.14 billion, the same level as a quarter ago. Other non-inventory purchase obligations of $2.75 billion include $1.59 billion of multi-year cloud service agreements. DSI was 147 days, up from 82 days a year ago and up from 93 days a quarter ago.
Cash flow from operating activities was $392 million, down from $1.52 billion a year ago and down from $1.27 billion a quarter ago. The year-on-year decrease reflects lower operating income, timing of supplier payments and inventory deliveries, partially offset by lower supplier prepayments. The sequential decrease reflects timing of supplier and other payments as well as inventory deliveries, partially offset by lower cash tax payments. Free cash flow was an outflow of $156 million compared with inflows of $1.28 billion a year ago and $824 million a quarter ago.
Depreciation and amortization expense was $406 million, including amortization of acquisition-related intangible assets. Capital expenditures including principal payments on property and equipment were $548 million, up from $243 million a year ago and $447 million a quarter ago, primarily driven by equipment to support product bring-up and compute infrastructure for research and development.
During the third quarter of fiscal 2023, we returned $3.75 billion to shareholders in the form of share repurchases and cash dividends, and we returned $9.29 billion in the first nine months of fiscal 2023. As of the end of the third quarter of fiscal 2023, we had $8.28 billion remaining under our share repurchase authorization through December 2023.
Fourth Quarter of Fiscal 2023 Outlook
Outlook for the fourth quarter of fiscal 2023 is as follows:
•Revenue is expected to be $6.00 billion, plus or minus 2%.
•GAAP and non-GAAP gross margins are expected to be 63.2% and 66.0%, respectively, plus or minus 50 basis points.
•GAAP and non-GAAP operating expenses are expected to be approximately $2.56 billion and $1.78 billion, respectively.
•GAAP and non-GAAP other income and expense are expected to be an income of approximately $40 million, excluding gains and losses from non-affiliated investments.
•GAAP and non-GAAP tax rates are expected to be 9.0%, plus or minus 1%, excluding any discrete items.
•Capital expenditures are expected to be approximately $500 million to $550 million, including principal payments on property and equipment.
___________________________

For further information, contact:

Simona Jankowski	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
sjankowski@nvidia.com	rsherbin@nvidia.com
Non-GAAP Measures
To supplement NVIDIA’s condensed consolidated financial statements presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP other income (expense), net, non-GAAP net income, non-GAAP net income, or earnings, per diluted share, and free cash flow. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude acquisition termination costs, stock-based compensation expense, acquisition-related and other costs, contributions, IP-related costs, legal settlement costs, restructuring costs, gains and losses from non-affiliated investments, interest expense related to amortization of debt discount, the associated tax impact of these items where applicable, and domestication tax benefit. Free cash flow is calculated as GAAP net cash provided by operating activities less both purchases of property and equipment and intangible assets and principal payments on property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and the company’s non-GAAP measures may be different from non-GAAP measures used by other companies.
Certain statements in this CFO Commentary including, but not limited to, statements as to: our computing platforms providing tremendous acceleration for applications and delivering unique value; macro-economic conditions and COVID lockdowns in China continuing to weigh on consumer demand; the expected growth of our full-year non-GAAP operating expense; our financial outlook for the fourth quarter of fiscal 2023; our expected tax rates for the fourth quarter of fiscal 2023; and our expected capital expenditures for the fourth quarter of fiscal 2023 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the most recent reports NVIDIA files with the Securities and Exchange Commission, or SEC, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
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NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	October 30,	July 31,	October 31,	October 30,	October 31,
	2022	2022	2021	2022	2021

GAAP gross profit	$3,177	$2,915	$4,631	$11,523	$12,476
GAAP gross margin	53.6%	43.5%	65.2%	55.1%	64.7%
Acquisition-related and other costs (A)	120	121	86	335	258
Stock-based compensation expense (B)	32	38	44	108	102
IP-related costs	—	—	—	—	8
Non-GAAP gross profit	$3,329	$3,074	$4,761	$11,966	$12,844
Non-GAAP gross margin	56.1%	45.9%	67.0%	57.2%	66.6%

GAAP operating expenses	$2,576	$2,416	$1,960	$8,555	$5,405
Stock-based compensation expense (B)	(713)	(611)	(515)	(1,863)	(1,351)
Acquisition-related and other costs (A)	(54)	(54)	(70)	(164)	(224)
Restructuring costs (C)	(16)	—	—	(16)	—
Contributions	—	(2)	—	(2)	—
Acquisition termination cost	—	—	—	(1,353)	—
Legal settlement costs	—	—	—	(7)	—
Non-GAAP operating expenses	$1,793	$1,749	$1,375	$5,150	$3,830

GAAP income from operations	$601	$499	$2,671	$2,968	$7,071
Total impact of non-GAAP adjustments to income from operations	935	826	715	3,848	1,943
Non-GAAP income from operations	$1,536	$1,325	$3,386	$6,816	$9,014

GAAP other income (expense), net	$12	$(24)	$(33)	$(75)	$5
(Gains) losses from non-affiliated investments	11	7	(20)	36	(153)
Interest expense related to amortization of debt discount	1	1	1	3	3
Non-GAAP other income (expense), net	$24	$(16)	$(52)	$(36)	$(145)

GAAP net income	$680	$656	$2,464	$2,954	$6,749
Total pre-tax impact of non-GAAP adjustments	947	833	696	3,887	1,793
Income tax impact of non-GAAP adjustments (D)	(171)	(197)	(187)	(649)	(381)
Domestication tax adjustments	—	—	—	—	(252)
Non-GAAP net income	$1,456	$1,292	$2,973	$6,192	$7,909

	Three Months Ended			Nine Months Ended
	October 30,	July 31,	October 31,	October 30,	October 31,
	2022	2022	2021	2022	2021
Diluted net income per share
GAAP	$0.27	$0.26	$0.97	$1.17	$2.67
Non-GAAP	$0.58	$0.51	$1.17	$2.46	$3.12

Weighted average shares used in diluted net income per share computation	2,499	2,516	2,538	2,517	2,532

GAAP net cash provided by operating activities	$392	$1,271	$1,519	$3,393	$6,075
Purchases related to property and equipment and intangible assets	(530)	(432)	(221)	(1,324)	(703)
Principal payments on property and equipment	(18)	(15)	(22)	(54)	(62)
Free cash flow	$(156)	$824	$1,276	$2,015	$5,310

(A) Acquisition-related and other costs are comprised of amortization of intangible assets, transaction costs, and certain compensation charges and are included in the following line items:
	Three Months Ended			Nine Months Ended
	October 30,	July 31,	October 31,	October 30,	October 31,
	2022	2022	2021	2022	2021
Cost of revenue	$120	$121	$86	$335	$258
Research and development	$10	$10	$7	$29	$10
Sales, general and administrative	$44	$44	$63	$135	$214

(B) Stock-based compensation consists of the following:
	Three Months Ended			Nine Months Ended
	October 30,	July 31,	October 31,	October 30,	October 31,
	2022	2022	2021	2022	2021
Cost of revenue	$32	$38	$44	$108	$102
Research and development	$530	$452	$363	$1,365	$935
Sales, general and administrative	$183	$159	$152	$498	$416

(C) Costs related to Russia branch office closure.

(D) Income tax impact of non-GAAP adjustments, including the recognition of excess tax benefits or deficiencies related to stock-based compensation under GAAP accounting standard (ASU 2016-09).

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q4 FY2023 Outlook
($ in millions)
GAAP gross margin	63.2%
Impact of stock-based compensation expense, acquisition-related costs, and other costs	2.8%
Non-GAAP gross margin	66.0%

GAAP operating expenses	$2,560
Stock-based compensation expense, acquisition-related costs, and other costs	(780)
Non-GAAP operating expenses	$1,780